EXHIBIT 10.10

FIRST AMENDMENT

TO THE

PENNYMAC FINANCIAL SERVICES, INC.

2013 EQUITY INCENTIVE PLAN

This First Amendment to the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan (this “Amendment”), effective as of February 22, 2018,  is made and entered into by PennyMac Financial Services, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall the meanings ascribed to such terms in the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Section 16.1 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time; and

WHEREAS, the Board desires to amend the Plan to place certain restrictions on Awards granted thereunder.

NOW, THEREFORE, in accordance with Section 16.1 of the Plan, the Company hereby amends the Plan as follows:

1. Section 2.19 of the Plan is hereby amended by deleting the definition of “Performance Period” in its entirety and replacing it to read as follows:

2.19     Performance Period means the one or more periods of time, which may be of varying and overlapping durations but in no event less than one (1) year, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to, and the payment of, an Award.

2. Section 2.25 of the Plan is hereby amended by deleting the definition of “Restriction Period” in its entirety and replacing it to read as follows:

2.25     Restriction Period means the period of time, which shall in no event be less than one (1) year, established by the Committee in connection with an Award of Restricted Stock or Restricted Stock Units, during which the shares of Restricted Stock or Restricted Stock Units are subject to a Risk of Forfeiture described in the applicable Award Agreement.

3. Section 7.1(d) of the Plan is hereby amended by deleting it in its entirety and replacing it to read as follows:

(d)     Exercisability.  An Option may be exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine; provided, however, that in no event shall any Option become exercisable prior to the one (1) year anniversary of the Grant Date. The Committee may Accelerate an Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such Acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to the Acceleration.

4. Section 7.2(c) of the Plan is hereby amended by deleting it in its entirety and replacing it to read as follows:

(c)     Other Terms.  Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonstatutory Option, including, without limitation, the requirement that no Stock Appreciation Right shall become exercisable prior to the one (1) year anniversary of the date of grant.  In addition, an Stock Appreciation Right related to an Option which can only be exercised during limited periods following a Change of Control may entitle the Participant to receive an amount based upon the highest price paid or offered for Stock in any transaction relating to the Change of Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change of Control in any transaction reported in the stock market in which the Stock is normally traded.

5. Article 7 of the Plan is hereby amended to add a new Section 7.9 to read as follows:

7.9     Minimum Vesting Requirements. Notwithstanding anything to the contrary set forth in the definitions of Performance Period or Restricted Period, or as may be otherwise set forth in Section 7.1(d) or Section 7.2(c), any minimum period required before an Award vests or becomes exercisable, as applicable, shall not apply to Awards granted under the Plan with respect to the number of shares of Stock that, in the aggregate, does not exceed five percent (5%) of the total number of shares of Stock initially available for Awards under the Plan.

6. Section 8.3 of the Plan is hereby amended by deleting it in its entirety and replacing it to read as follows:

8.3     Related Matters.  Except as expressly permitted under Section 8.1 or Section 8.2, any adjustment of an Option or Stock Appreciation Right exercise price shall be prohibited. Any adjustment in Awards made pursuant to Section 8.1 or 8.2  shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of

Option exercise prices, rates of vesting or exercisability, Risks of Forfeiture, applicable repurchase prices for Restricted Stock, and Performance Goals and other business objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8.  The Committee, in its discretion, may determine that no fraction of a share of Stock shall be purchasable or deliverable upon exercise, and in that event if any adjustment hereunder of the number of shares of Stock covered by an Award would cause such number to include a fraction of a share of Stock, such number of shares of Stock shall be adjusted to the nearest smaller whole number of shares.  No adjustment of an Option exercise price per share pursuant to Sections 8.1 or 8.2 shall result in an exercise price which is less than the par value of the Stock.

7. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

PENNYMAC FINANCIAL SERVICES, INC.

By:	/s/Anne D. McCallion
Name:	Anne D. McCallion
Title:	Senior Managing Director and
Chief Enterprise Operations Officer